Exhibit 15.10

Dividend Distribution Policy

As Adopted by the Board of Directors

on April 13, 2017

This policy applies to the distribution of dividend by Infosys Limited (the “Company”) in accordance with the provisions of the Companies Act, 2013 (“Act”) and the SEBI (Listing Obligations and Disclosure Requirements) Regulations, 2015 (SEBI Regulations).

Definitions

The terms referred to in the policy will have the same meaning as defined under the Act and the Rules made thereunder, and the SEBI Regulations.

Background

SEBI has, through its notification dated July 8, 2016, released the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) (Second Amendment) Regulations, incorporating Regulation 43 A – Dividend Distribution Policy requiring the top five hundred listed entities based on market capitalization (calculated as on March 31 of every financial year) to formulate a dividend distribution policy which shall be disclosed in their annual reports and on their websites.

This Policy sets out the parameters and circumstances that will be taken into account by the Board of Directors of the Company in determining the distribution of dividend to its shareholders and/or retaining profits earned by the Company. The Board of Directors may in extraordinary circumstances, deviate from the parameters listed in this policy.

a.	The circumstances under which the shareholders may or may not expect dividend;

The Company shall comply with the relevant statutory requirements that are applicable to the Company in declaring dividend or retained earnings. Generally, the Board shall determine the dividend for a particular period after taking into consideration the financial performance of the Company, the advice of executive management, and other parameters described in this policy.

b.	The financial /internal parameters that shall be considered while declaring dividend;

The Board of Directors of the Company shall consider the following financial parameters while declaring dividend or recommending dividend to shareholders:

•	Capital allocation plans including:
-	Expected cash requirements of the Company towards working capital, capital expenditure in technology and Infrastructure etc.;
-	Investments required towards execution of the Company’s strategy;
-	Funds required for any acquisitions that the Board of Directors may approve; and
-	Any share buy-back plans.
•	Minimum cash required for contingencies or unforeseen events;
•	Funds required to service any outstanding loans;
•	Liquidity and return ratios;
•	Any other significant developments that require cash investments.

c.	External factors that shall be considered for declaration of dividend;

The Board of Directors of the Company shall consider the following external parameters while declaring dividend or recommending dividend to shareholders:

•	Any significant changes in macro-economic environment affecting India or the geographies in which the Company operates, or the business of the Company or its clients;
•	Any political, tax and regulatory changes in the geographies in which the Company operates;
•	Any significant change in the business or technological environment resulting in the Company making significant investments to effect the necessary changes to its business model;
•	Any changes in the competitive environment requiring significant investment.

d.	Policy as to how the retained earnings shall be utilized.

The consolidated profits earned by the Company can either be retained in the business and used for various purposes as outlined in clause (b) above or it can be distributed to the shareholders.

e.	Provisions in regard to various classes of shares.

The provisions contained in this policy shall apply to all classes of Shares of the Company. It may be noted that currently the Company has only one class of shares, namely, Equity Shares.

Review

This policy will be reviewed and amended as and when required by the Board.

Limitation and Amendment

In the event of any conflict between the Act or the SEBI Regulations or any other statutory enactments (“Regulations”) and the provisions of this policy, the Regulations shall prevail over this policy. Any subsequent amendment / modification in the Regulations, in this regard shall automatically apply to this policy.